Exhibit 10.17
March 31, 2006

To:	Holders of Metalico, Inc. November/December Series 7% Convertible Notes

Re:	Amendment to Notes
     You are a holder of a Convertible Note in the principal amount of $___issued by Metalico, Inc. on ___, 2004 (the “Note”). Capitalized terms used herein and not otherwise defined have the meanings attributed to them in the Note.
     Under the terms of the Note:
     The Payee will have the right, at its option, at any time up to and including the Maturity Date, to convert the outstanding principal balance of this Note (but not less than the outstanding balance) to shares of Common Stock of the Maker at the conversion price of $3.25 per share, promptly after surrender of the Note, accompanied by a written notice of such conversion to the Maker.
     We have been asked to amend the terms of the Note to allow for conversion of less than the full outstanding principal balance upon the request of an individual holder with respect to such holder’s Note. Upon conversion of any portion of the balance to Common Stock, Metalico would issue to such holder a replacement Note in the amount of the remaining unconverted balance subject to the same terms (expressly including, without limitation, the Maturity Date and terms of mandatory conversion) as set forth in such holder’s existing Note.
     The Note also states, “[t]he terms of this Note may not be amended, waived, modified or supplemented without the written consent of the Maker and the holders of all such Convertible Notes.” Please indicate your agreement with and consent to the amendment described above by executing this letter in the space provided below and returning it to my attention. Faxed or pdf versions of your signed letter are acceptable.
     Thank you for your consideration and your continuing support of Metalico.
ARNOLD S. GRABER
AGREED this _____ day of                     , 2006:

Name of Noteholder:

Signature:	[By]: